EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Featherlite Inc. for the year ended December 31, 1998 of our report on the consolidated financial statements dated February 8, 1999 which appears on page 26 of the annual report to shareholders for the year ended December 31, 1998.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-90860) of the Featherlite Inc. 1994 Stock Option Plan and Registration Statement on Form S-3 (No. 333-65647) of our report, dated February 8, 1999, on the consolidated financial statements of Featherlite Inc., which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998.




/s/ McGladrey & Pullen, LLP


Rochester, Minnesota
March 29, 1999